Credit Suisse Institutional Fixed Income Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended June 30, 2005



Portfolio:			Credit Suisse Institutional Fixed Income Fund


Security:			Fifth Third Bank


Date Purchased:			1/24/05


Price Per Share:		$99.97


Shares Purchased
by the Portfolio *:		800


Total Principal Purchased
by the Portfolio *:		$799,744


% of Offering Purchased
by the Portfolio:		.16%


Broker:				Goldman Sachs & Co.

Member:				Co-Manager




Portfolio:			Credit Suisse Institutional Fixed Income Fund


Security:			European Investment Bank
Date Purchased:			2/24/05


Price Per Share:		$99.89


Shares Purchased
by the Portfolio *:		610


Total Principal Purchased
by the Portfolio *:		$609,316.80


% of Offering Purchased
by the Portfolio:		.02%


Broker:				RBC Capital Markets


Member:				Co-Lead Manager